Exhibit 99.1
KIMBALL ELECTRONICS REPORTS Q1 RESULTS WITH RECORD SALES AND IMPROVING YEAR-OVER-YEAR OPERATING MARGIN; COMPANY AFFIRMS GUIDANCE FOR FISCAL 2023 WITH FULL YEAR EXPECTED AT THE HIGH-END OF THE RANGE FOR SALES AND OPERATING MARGIN
•Net sales in the first quarter of fiscal 2023 totaled $405.9 million, an all-time quarterly high and up 39% year-over-year; foreign currency had a 5% unfavorable impact on net sales compared to the first quarter of fiscal 2022
•Operating income of $13.6 million, or 3.3% of net sales, compared to operating income of $4.8 million, or 1.6% of net sales in the same period last year
•Net income of $9.5 million, or $0.38 per diluted share, compared to net income of $2.6 million, or $0.10 per diluted share, in the first quarter of fiscal 2022

JASPER, Ind., November 7, 2022 -- (BUSINESS WIRE) -- Kimball Electronics, Inc. (Nasdaq: KE) today announced financial results for the first quarter ended September 30, 2022.

	Three Months Ended
	September 30,
(Amounts in Thousands, except EPS)	2022	2021
Net Sales	$405,889	$292,717
Operating Income	$13,571	$4,780
Adjusted Operating Income (non-GAAP) (1)	$13,336	$3,309
Operating Income %	3.3%	1.6%
Adjusted Operating Income (non-GAAP) %	3.3%	1.1%
Net Income	$9,509	$2,564
Adjusted Net Income (non-GAAP) (1)	$9,509	$1,514
Diluted EPS	$0.38	$0.10
Adjusted Diluted EPS (non-GAAP) (1)	$0.38	$0.06
(1) A reconciliation of GAAP and non-GAAP financial measures is included below.

Donald D. Charron, Chairman and Chief Executive Officer, stated, “I am pleased with our results in Q1 and the strong start to the new fiscal year. For the third consecutive quarter, net sales surged to a record-breaking level, setting another all-time high for our company, and operating margin improved compared to the same period last year. This was in line with our estimates as we ramp-up production on new and existing programs, and leverage our facility expansions in Thailand and Mexico. These investments, however, increased fixed costs that were not fully absorbed when comparing the operating margin rate to Q4 of fiscal 2022. New customers and product start-ups generally cause margin dilution early in the life cycle, which are recovered as the program matures. As a result, we expect sequential quarterly increases in a stair stepped fiscal 2023, and we are affirming our guidance for the full year with results expected at the high end of the range for sales and operating margin.”

As part of today’s announcement, the Company is affirming its guidance for fiscal year 2023.

•Net sales in the range of $1.6 - $1.7 billion, a 19% - 26% increase year-over-year
•Operating income in the range of 4.6% - 5.2% of net sales
•Capital expenditures in the range of $80 - $100 million, supporting the facility expansion in Poland, new product introductions, and the addition of equipment with leading-edge technologies and capabilities

First Quarter Fiscal 2023 Overview

•Cash flow used by operating activities of $60.2 million during the first quarter of fiscal 2023
•Cash conversion days (“CCD”) for the quarter ended September 30, 2022 were 99 days, up from 91 days in the fourth quarter of fiscal year 2022, driven by an increase in inventory; CCD is calculated as the sum of days sales outstanding plus contract asset days plus production days supply on hand less accounts payable days
•Investments in capital expenditures were $19.5 million during the quarter
•Cash and cash equivalents of $19.7 million and borrowings outstanding on credit facilities of $232.5 million at September 30, 2022, including $180.0 million classified as long term

Net Sales by Vertical Market for Q1 Fiscal 2023:

	Three Months Ended
	September 30,
(Amounts in Millions)	2022	*	2021	*	Percent Change
Automotive	$184.5	46%	$129.4	44%	43%
Medical	114.8	28%	85.0	29%	35%
Industrial (1)	100.9	25%	75.0	26%	35%
Other	5.7	1%	3.3	1%	75%
Total Net Sales	$405.9		$292.7		39%

*As a percent of Total Net Sales
(1) Beginning in fiscal year 2023, Public Safety was combined with Industrial; all prior periods have been recast to conform to current period presentation

–Automotive includes electronic power steering, body controls, automated driver assist systems, and electronic braking systems
–Medical includes sleep therapy and respiratory care, image guided therapy, in vitro diagnostics, drug delivery, AED, and patient monitoring
–Industrial includes climate controls, automation controls, optical inspection, smart metering, and public safety

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking, including our fiscal year 2023 guidance, under the Private Securities Litigation Reform Act of 1995. The statements may be identified by the use of words such as “expect,” “should,” “goal,” “predict,” “will,” “future,” “optimistic,” “confident,” and “believe.” Undue reliance should not be placed on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. These forward-looking statements are subject to risks and uncertainties including, without limitation, global economic conditions, geopolitical environment and conflicts such as the war in Ukraine, global health emergencies including the COVID-19 pandemic, availability or cost of raw materials and components, foreign exchange rate fluctuations, and our ability to convert new business opportunities into customers and revenue. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the company are contained in its Annual Report on Form 10-K for the year ended June 30, 2022.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. The non-GAAP financial measures contained herein include adjusted operating income, adjusted net income, adjusted diluted EPS, and ROIC. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Reconciliation of Non-GAAP Financial Measures section below. Management believes these measures are useful and allow investors to meaningfully trend, analyze, and benchmark the performance of the company’s core operations. The company’s non-GAAP financial measures are not necessarily comparable to non-GAAP information used by other companies.

About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Conference Call / Webcast

Date:	November 8, 2022
Time:	10:00 AM Eastern Time
Live Webcast:	investors.kimballelectronics.com/events-and-presentations/events
Dial-In #:	844-200-6205 (other locations - 929-526-1599)
Conference ID:	924286
For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.
Lasting relationships. Global success.

Financial highlights for the first quarter ended September 30, 2022 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except Per Share Data)	September 30, 2022		September 30, 2021
Net Sales	$405,889	100.0%	$292,717	100.0%
Cost of Sales	376,568	92.8%	277,117	94.7%
Gross Profit	29,321	7.2%	15,600	5.3%
Selling and Administrative Expenses	15,750	3.9%	12,204	4.2%
Other General Expense (Income)	—	—%	(1,384)	(0.5)%
Operating Income	13,571	3.3%	4,780	1.6%
Other Income (Expense), net	(1,403)	(0.3)%	(1,249)	(0.4)%
Income Before Taxes on Income	12,168	3.0%	3,531	1.2%
Provision for Income Taxes	2,659	0.7%	967	0.3%
Net Income	$9,509	2.3%	$2,564	0.9%

Earnings Per Share of Common Stock:
Basic	$0.38		$0.10
Diluted	$0.38		$0.10

Average Number of Shares Outstanding:
Basic	24,826		25,145
Diluted	24,955		25,301

Condensed Consolidated Statements of Cash Flows	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2022	2021
Net Cash Flow used for Operating Activities	$(60,194)	$(8,187)
Net Cash Flow used for Investing Activities	(19,320)	(12,868)
Net Cash Flow provided by Financing Activities	50,769	4,965
Effect of Exchange Rate Change on Cash and Cash Equivalents	(1,391)	(1,028)
Net Decrease in Cash and Cash Equivalents	(30,136)	(17,118)
Cash and Cash Equivalents at Beginning of Period	49,851	106,442
Cash and Cash Equivalents at End of Period	$19,715	$89,324

	(Unaudited)
Condensed Consolidated Balance Sheets	September 30, 2022	June 30, 2022
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$19,715	$49,851
Receivables, net	253,823	222,857
Contract assets	68,314	64,080
Inventories	449,528	395,630
Prepaid expenses and other current assets	28,637	28,665
Property and Equipment, net	215,469	206,835
Goodwill	12,011	12,011
Other Intangible Assets, net	13,792	14,707
Other Assets	40,474	41,131
Total Assets	$1,101,763	$1,035,767

LIABILITIES AND SHARE OWNERS’ EQUITY
Current portion of borrowings under credit facilities	$52,505	$35,580
Accounts payable	322,199	308,617
Accrued expenses	65,258	64,545
Long-term debt under credit facilities, less current portion	180,000	145,000
Long-term income taxes payable	5,859	7,812
Other long-term liabilities	19,697	20,242
Share Owners’ Equity	456,245	453,971
Total Liabilities and Share Owners’ Equity	$1,101,763	$1,035,767

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except Per Share Data)

	Three Months Ended
	September 30,
	2022	2021
Operating Income, as reported	$13,571	$4,780
SERP	(235)	(87)
Legal Settlements (Recovery)	—	(1,384)
Adjusted Operating Income	$13,336	$3,309

Net Income, as reported	$9,509	$2,564
Legal Settlements (Recovery), After-Tax	—	(1,050)
Adjusted Net Income	$9,509	$1,514

Diluted Earnings per Share, as reported	$0.38	$0.10
Legal Settlements (Recovery)	—	(0.04)
Adjusted Diluted Earnings per Share	$0.38	$0.06

	Twelve Months Ended
	September 30,
	2022	2021
Operating Income	$61,340	$52,676
SERP	(1,711)	1,436
Legal Recovery	—	(1,415)
Adjusted Operating Income (non-GAAP)	$59,629	$52,697
Tax Effect	16,356	11,017
After-tax Adjusted Operating Income	$43,273	$41,680
Average Invested Capital (1)	$544,711	$414,121
ROIC	7.9%	10.1%
(1) Average invested capital is computed using Share Owners’ equity plus current and non-current debt less cash and cash equivalents averaged for the last five quarters.